Exhibit 3.11

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF LIMITED PARTNERSHIP
OF
MONITRONICS LP

The undersigned, desiring to amend the Certificate of Limited Partnership of Monitronics LP, pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware. does hereby certify as follows:

1.             The name of the limited partnership is Monitronics LP.

2.             Article First of the Certificate of Limited Partnership shall be amended as follows:

FIRST:                The name of the limited partnership is:

Monitronics Security LP

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership on this 24th of January, 2007.

GENERAL PARTNER:

MI Servicer GP, LLC

By:	/s/ Michael R. Meyers
Michael R. Meyers, Manager